Exhibit 99.1

Contacts:
Investors:	Media:
Risa Fisher	Kate Hahn
rfisher@hlth.com	khahn@webmd.net
201-414-2002	212-624-3760
HLTH CORPORATION ANNOUNCES SECOND QUARTER FINANCIAL RESULTS
ELMWOOD PARK, NJ (July 30, 2009) — HLTH Corporation (Nasdaq: HLTH) today announced financial results for the three months ended June 30, 2009.
“I am pleased with WebMD’s results this quarter. At a time when many internet and media companies are seeing declines in advertising revenue, WebMD continues to experience strong growth,” said Martin J. Wygod, Chairman and Acting CEO of HLTH Corporation. “Advertiser demand for our high quality and highly engaged audience is increasing. The strength of the WebMD brand, the size and quality of our audience, the sophisticated set of services we offer our advertisers, and our technology platform and expertise clearly differentiate us from others in the marketplace and provide a solid foundation for growth.”
Consolidated Financial Highlights
Revenue for the second quarter was $98.6 million compared to $86.0 million in the prior year period, an increase of 15%. Earnings before interest, taxes, non-cash and other items (“Adjusted EBITDA”) for the second quarter was $20.0 million compared to $12.8 million in the prior year period, an increase of 56%.
Income from continuing operations for the second quarter was $700 thousand or $0.01 per share as compared to a loss from continuing operations of $(1.6) million or $(0.01) per share in the prior year period. Loss from discontinued operations was $(12.4) million or $(0.12) per share, compared to $(3.2) million or $(0.02) per share in the prior year period. Net loss was $(11.7) million or $(0.11) per share, compared to $(4.8) million or $(0.03) per share in the prior year period.
HLTH’s financial results present Little Blue Book, WebMD’s print directory business, and Porex as discontinued operations for current and prior periods, and present ViPS, which was sold in July 2008, as discontinued operations in the prior year period. Loss from discontinued operations and net loss for the second quarter of 2009 include an after-tax expense of approximately $11 million reflecting an increase in the estimate of HLTH’s indemnification obligation for the defense costs of the eight former officers and directors of Emdeon Practice Services, a former subsidiary of HLTH which was divested in 2006, partially offset by proceeds from a settlement with one of our insurance carriers related to this matter. The loss from discontinued operations and net loss for the second quarter of 2009 also include a non-cash, after-tax impairment charge of $5 million related to the carrying value of WebMD’s Little Blue Book physician directory business.
At June 30, 2009, HLTH had approximately $828 million in cash and investments, of which $373 million is attributable to WebMD.

Operating Highlights
Public portal advertising and sponsorship revenue was $76.0 million for the second quarter, compared to $64.1 million in the prior year period, an increase of 18%. Traffic to the WebMD Health Network continued to grow strongly, reaching an average of 59.8 million unique users per month and total traffic of 1.4 billion page views during the second quarter, increases of 24% and 31%, respectively, from a year ago. In the second quarter, 1.6 million continuing medical education (CME) programs were completed on the WebMD Professional Network, an increase of 25% from the prior year period.
Private portal services revenue was $22.6 million for the second quarter compared to $21.9 million in the prior year period, an increase of 4%. The base of large employers and health plans utilizing WebMD’s private Health and Benefits portals during the second quarter was 137 as compared to 123 a year ago. During the quarter, WebMD launched integrated platform services for Blue Cross Blue Shield of Florida, Inc.
Merger with WebMD
As previously announced, HLTH and WebMD entered into a definitive merger agreement on June 17, 2009. On July 10, 2009, WebMD filed a Registration Statement with the SEC containing a preliminary joint proxy statement/prospectus relating to the merger and HLTH and WebMD have scheduled stockholders meetings for September 25, 2009 to seek the necessary stockholder approvals.
Financial Guidance
HLTH’s financial guidance is provided in a schedule attached to this release.
In a separate release issued today, WebMD reaffirmed its financial guidance for 2009 and narrowed the ranges for its anticipated revenue and Adjusted EBITDA by raising the low end of those ranges.
Analyst and Investor Conference Call
As previously announced, HLTH and WebMD will host a conference call at 4:45 pm (Eastern) today to discuss their respective second quarter results. Investors can access the call via webcast at www.hlth.com (in the Investor Relations section). A replay of the call will be available at the same web address.
About HLTH
HLTH Corporation (NASDAQ: HLTH) owns approximately 83% of WebMD Health Corp. (NASDAQ: WBMD). WebMD is the leading provider of health information services, serving consumers, physicians, healthcare professionals, employers and health plans through its public and private online portals and health-focused publications. HLTH also owns Porex, a developer, manufacturer and distributor of proprietary porous plastic products and components used in healthcare, industrial and consumer applications.
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All statements contained in this press release and the related analyst and investor conference call, other than statements of historical fact, are forward-looking statements, including those regarding: our guidance on HLTH’s and WebMD’s future financial results and other projections or measures of their future performance; market opportunities and WebMD’s ability to capitalize on them; the benefits expected from new products or services and from other potential sources of additional revenue; expectations regarding the market for WebMD’s and HLTH’s investments in auction rate securities (ARS); the merger transaction between HLTH and WebMD (the “Merger Transaction”); and the potential sale transaction with respect to Porex (the “Potential Porex Transaction”). These statements speak only as of the date of this press release, are based on HLTH’s and WebMD’s current plans and expectations, and involve risks and uncertainties that could cause actual future events or results to be different than those described in or implied by such forward-looking statements. These risks and uncertainties include those relating to: market acceptance of WebMD’s products and services; WebMD’s relationships with customers and strategic partners; changes in the markets for ARS; and changes in economic, political or regulatory conditions or other trends affecting the healthcare, Internet, information technology and plastics industries. Further information about these matters can be found in our other Securities and Exchange Commission filings. In addition, there can be no assurances regarding: whether HLTH and WebMD will be able to complete the Merger Transaction or as to the timing of such transaction; or whether HLTH will be able to complete the Potential Porex Transaction or as to the timing or terms of such transaction. Except as required by applicable law or regulation, we do not undertake any obligation to update our forward-looking statements to reflect future events or circumstances.

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This press release, and the accompanying tables, include both financial measures in accordance with accounting principles generally accepted in the United States of America, or GAAP, as well as certain non-GAAP financial measures. The tables attached to this press release include reconciliations of these non-GAAP financial measures to GAAP financial measures. In addition, an “Explanation of Non-GAAP Financial Measures” is attached to this press release as Annex A.
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WebMD®, and POREX® are trademarks of HLTH Corporation or its subsidiaries.
-Tables Follow-

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